Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-254967, No. 333-263003, No. 333-269892, No. 333-277111, and No. 333-284910 on Form S-8 and No. 333-287084 on Form S-3ASR of our reports dated February 12, 2026 relating to the consolidated financial statements of Coinbase Global, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Francisco, California

February 12, 2026